Samaritan Sales Revenue Growing

Samaritan European Sales Arm Receives First Purchase Order of Morphine and Pethidine from Greek Ministry of Health

LAS VEGAS, February 5, 2008 (PRIME NEWSWIRE) – Samaritan Pharmaceuticals, Inc. (SPHC), a biopharmaceutical company committed to commercializing new innovative therapeutic drugs, is pleased to announce it has received its first tender purchase order of Morphine Sulfate and Pethidine from the Institute of Pharmaceutical Research and Technology (IFET).

Heavily regulated Morphine and Pethidine is only available through the Greek Ministry of Health. Samaritan submitted Morphine Sulfate and Pethidine through the tender process to the Greek Ministry of Health to receive its first order. The drugs were purchased through the Ministry’s subsidiary IFET who performs the mission of importing drugs to Greece that are not normally available for various reasons.

MORPHINE SULPHATE (mor-fene sul-fate) relieves moderate to severe pain by binding to brain receptors. Morphine Sulphate may be used to control the pain following surgery, childbirth, and other procedures. It may also be used to treat the pain associated with cancer, heart attacks, sickle cell disease and other medical conditions.

PETHIDINE (peth-i-dine) is indicated for the treatment of moderate to severe pain, and may be prescribed as a preoperative medication, support of anesthesia, and obstetric analgesia.

Dr. Janet Greeson, Samaritan Pharmaceuticals CEO commented, “We are entirely committed to maximizing shareholder value and believe presently the best way to achieve value is to continue to grow sales by marketing our approved product pipeline in Greece and Eastern Europe to generate self sustaining revenue.”

About Samaritan Pharmaceuticals: “Transforming Today’s Science Into Tomorrow’s Cures...”

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company committed to bringing innovative life-saving drugs to suffering patients.

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Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed November 19, 2007. The company undertakes no duty to update forward-looking statements.

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